SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2012

DIGAGOGO VENTURES CORP.

 (Exact name of Company as specified in its charter)

Delaware	333-166494	42-1769945
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

645 Griswold St., Suite 3500 Detroit, Michigan 48226-4120
(Address of principal executive offices)

Phone: 310.741.6018 Fax: 310.741.6018
(Company’s Telephone Number)

Copy of all Communications to: Vincent & Rees 175 S. Main Street 15th Floor Salt Lake City, UT 84111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01

Changes in Registrant’s Certifying Accountant.

On April 30, 2012, M&K CPAS, PLCC (“M&K”) resigned as the registered independent public accountant of Digagogo Ventures, Corp. (the “Company”), a Delaware corporation and Spectra Financial Services, LLC (“Spectra”) was engaged as the registered independent public accountant of the Company.  The decision to appoint Spectra was approved by the Board of Directors of the Company on April 30, 2012.

Other than the disclosure of uncertainty regarding the ability for us to continue as a going concern which was included in our accountant’s report on the financial statements for the year ended December 31, 2010, M&K’s reports on the financial statements of the Company for the year ended December 31, 2010, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  For the two most recent fiscal years and any subsequent interim period through M&K’s resignation on April 30, 2012, M&K disclosed the uncertainty regarding the ability of the Company to continue as a going concern in its accountant’s report on the financial statements.

In connection with the audit and review of the financial statements of the Company through April 30, 2012, M&K was not able to satisfy themselves regarding the Company's accounting for certain capitalized costs and transactions that were accounted for as revenue that M&K believed to be related party transactions.  The disagreements at issue relates to the period between October 1, 2011 and December 31, 2011. There were two areas of with which M&K could not get comfortable.  First, M&K was not satisfied with our method of recording revenue because they believed that the collectability of the revenue was not reasonably assured.  The Company and our accountants made the determination to record $500,000 of revenue for a sublicense agreement.  The terms of the agreement were $50,000 cash at signing and $450,000 cash in approximately 30 days. No additional payments were received under this sublicense agreement.  This receivable was reduced by assignments of payables and debts related to Omni Data Capital Corp.  We discussed with our former auditor that we would be willing to record and account for this transaction differently to enable them to get comfortable with it, but they advised us they already made the decision to resign.  Second, M&K believed there were potential related party transactions because a consultant to the Company loaned or gave Fernando Londe money to buy his majority stake in the Company. This consultant, through his entity, was the party involved in the assignments of payables and reduction of the receivable from the sublicense agreement.  M&K advised us that they could not satisfy themselves that these transactions were not entered into as a means to justify recording the revenues.  They are not claiming they were entered into for these reasons; they just could not satisfy themselves that they were not.  We do not intend to restate any prior period for adjustment because the disagreement only relates to our fourth quarter and no financials have been filed yet for that period.

In connection with the above-mentioned issue with M&K, the Company’s Board of Directors has discussed the subject matter of the issue and concluded that the Company would engage Spectra as its registered independent public accountant.  Further, the Company has also authorized M&K to respond fully to all inquiries of Spectra concerning the subject matter of the issue.

In connection with the audited financial statements of the Registrant for the year ended December 31, 2010, and interim unaudited financial statements through April 30, 2012, there have been no reportable events with the Company as set forth in Item 304(a)(1)(v) of Regulation S-K.

Prior to April 30, 2012, the Company did not consult with Spectra regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice was provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided a copy of the foregoing disclosures to M&K prior to the date of the filing of this report and requested that M&K furnish it with a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the statements in this Report.  A copy of the letter furnished in response to that request is filed as Exhibit 16.1 to this Form 8-K.

ITEM 9.01

Financial Statements and Exhibits.

Exhibits
16.1	Letter from M&K CPAS, PLLC, dated May 24, 2012, to the Securities and Exchange Commission regarding statements included in this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIGAGOGO VENTURES CORP.

Date: May 24, 2012	By: /s/ Nehru Chomatil
Nehru Chomatil
Chief Executive Officer